UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2022

LUXUS ARGYLE LLC

(Exact name of registrant as specified in its charter)

Delaware	87-4757457
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1270 Ave of the Americas, 7th Floor – 1071 New York, NY	10020
(Address of principal executive offices)	(Zip Code)

212-300-9890
Registrant’s telephone number, including area code

Series Argyle 01 Shares
(Title of each class of securities issued pursuant to Regulation A)

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In this Annual Report on Form 1-K (the “Annual Report”), the terms “Luxus Argyle”, “we”, “us”, “our” or the “company” refer to Luxus Argyle LLC.

THIS REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE ANNUAL REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

The market data and certain other statistical information used throughout this Annual Report are based on independent industry publications, governmental publications, reports by market research firms, or other independent sources that we believe to be reliable sources. Industry publications and third-party research, surveys, and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosure contained in this Annual Report, and we believe that these sources are reliable. We have not independently verified the information contained in such publications. While we are not aware of any misstatements regarding any third-party information presented in this Annual Report, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors. Some data are also based on our good faith estimates.

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SERIES OFFERING TABLE

The Series offering table below shows key information related to the offering of each Series of our company.

Series Name	Asset Description	Offering Price Per Share	Offering Size	Minimum/maximum or Membership Interests Outstanding	Initial Qualification Date	Opening Date	Closing Date	Status
Series Argyle 01	Argyle Pink Diamond Color: pink Cut: Oval Size: 0.54 carats GIA Grade: Vivid purpleish/pink VS2	$200	$350,000	1,750	June 6, 2022	June 6, 2022	August 31, 2022(1)	Closed
Series Golden Dahlia 02	Yellow Diamond Ring Color: Yellow Cut: Emerald Size: 11.74 carats GIA Grade: Fancy Vivid Yellow/ VVS1	$300	$1,500,000	4,000/5,000	N/A	N/A	*	Withdrawn
The Flawless Collection Series 03	Shape: Round Brilliant Carats: 5.0 Color: D Clarity: Flawless Cut: Triple Excellent Type: IIA	$250	$400,000	800/1,600	N/A	N/A	*	Withdrawn

(iii)	The company ceased accepting new subscriptions pursuant to Regulation A as of August 31, 2022. The final close occurred on December 21, 2023 following final receipt of funds due from subscriptions received in the offering.

As of the date of this report, no additional series have been authorized by the company other than set forth in the table above.

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Item 1. Business

Overview

At Luxus Argyle we believe that all investors can participate in fractional ownership of luxury goods such as precious gems, high-end jewelry, and other bespoke items. We plan to capitalize on the rebounding luxury industry’s interest in reaching new audience demographics and the retail investor’s desire for anti-inflationary, culturally attractive investment alternatives.

The luxury industry’s performance is currently equal or eclipsing historically dominant investment sectors, like tech and healthcare, and we believe that the market is moving towards a sustainable and unprecedented luxury surge. Further, it is our belief the up-and-coming generations are hyper focused on personal branding and are increasingly interested in consumer luxury goods. To this end, we strive to provide access to once exclusive assets, to all investors.

Finally, we believe that alternative assets are capable of delivering quality returns to investors. However, investing in alternative assets can often require significant financial resources and significant knowledge about the underlying assets and the industry. Due to these high barriers to entry, access to investments in alternative assets have been restrained to a fraction of the global economy. Even those that do have access to top quality alternative investments are faced with high fees, lack of transparency, and significant operational overheads. With high transactional costs and low transaction volumes, investors in alternative assets often suffer from illiquidity, resulting in long holding periods that make such investments inaccessible for many investors. We plan to democratize alternative asset investing by providing access, liquidity and transparency. For different asset classes we have and will continue to gather a team of individuals with knowledge and experience needed to select and actively manage the assets.

We continue intend to utilize the platform of our parent company, Luxus Alternatives Inc., to post our offerings under Regulation A to every day investors. We believe investing in our series LLC will give investors access to alternative assets such as precious gems, high-end jewelry, rare watches and any other unique, bespoke or alternative assets (which we call “luxury goods” assets) that we deem to be valuable.

During 2023, we determined that the best strategy for making these luxury goods available to investors is to establish meaningful partnerships with advisors. As such, Luxus Alternatives, Inc. has entered into a partnership with Christie’s, which will allow the company to bring the most desirable luxury goods to investors.

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History and Structure

Luxus Argyle, LLC is a series limited liability company formed on November 10, 2021, pursuant to Section 18-215 of the Delaware Limited Liability Company Act, or the LLC Act.

As a series limited liability company, title to our underlying assets will be held by, or for the benefit of, the applicable series of interests. We intend that each series of interests will own its own underlying assets, which will be precious gems, high-end jewelry, rare watches or other luxury goods. A new series of interests will be issued for luxury goods or other alternative assets to be acquired by us.

Section 18-215(b) of the LLC Act provides that, if certain conditions are met (including that certain provisions are in the formation and governing documents of the series limited liability company, and if the records maintained for any such series account for the assets associated with such series separately from the assets of the limited liability company, or any other series), then the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable only against the assets of such series and not against the assets of the limited liability company generally or any other series. As such, the assets of a series include only the assets associated with that series and other related assets (e.g., cash reserves).

Members of our company

Members of our company include owners of shares of our company or shares of our series.

An investor who has purchased shares in one of our series in this offering will become an “Economic Member” of our company (as defined in our operating agreement). No Economic Member, in its capacity as such, will participate in the operation or management of the business of our company or any series, nor transact any business in our company or any series.

Managers of our company

As set forth in its operating agreement, Luxus Argyle LLC has a Managing Member.

Managing Member

Luxus Alternatives Inc., a Delaware limited liability company formed in July 2021 and is the Managing Member of our company, As Managing Member, it has the full power and authority to do, and direct other Managers of our company or series to do, any and all things it determines to be necessary or appropriate to conduct the business of our company and each series, without the consent of our Economic Members.

In the event of the resignation of our Managing Member of its rights, obligations and respective title as a Managing Member, the non-resigning Managers of our company will nominate a successor Managing Member and the vote of a majority of the shares held by Economic Members will be required to elect a successor Managing Member.

Holders of shares in each series have the right to remove the Managing Member, by a vote of two-thirds of the holders of all shares in each series (excluding our Managing Member), in the event our Managing Member is found by a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with a series or our company. If so convicted, our Managing Member shall call a meeting of all of the holders of every series of shares within 30 calendar days of such non-appealable judgment at which the holders may vote to remove our Managing Member as Managing Member of our company and each series. If our Managing Member fails to call such a meeting, any interest holder will have the authority to call such a meeting. In the event of its removal, our Managing Member shall be entitled to receive all amounts that have accrued and are due and payable to it. If the holders vote to terminate and dissolve our company (and therefore each series), the liquidation provisions of the operating agreement shall apply (as described in “Securities Being Offered—Liquidation Rights”). In the event our Managing Member is removed as Managing Member of our company, it shall also immediately cease to be Managing Member of each series.

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Other Management Provisions

The Managing Member will generally not be entitled to vote on matters submitted to the holders of our shares.  Our Managing Member will not have any distribution, redemption, conversion or liquidation rights by virtue of its status as Managing Member.

The operating agreement further provides that our Managing Member, in exercising its rights in its capacity as the Managing Member, will be entitled to consider only such shares and factors as it desires, including its own shares, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting our company, any series of shares or any of the interest holders and will not be subject to any different standards imposed by the operating agreement, the LLC Act or under any other law, rule or regulation or in equity. In addition, the operating agreement provides that our Managing Member will not have any duty (including any fiduciary duty) to our company, any series or any of the interest holders.

Series of our Company

The Managing Member of our company may, at any time and from time to time cause our company to establish in writing (each, a “Series Designation”) one or more series of the company. The terms and conditions for each series established will be set forth in the Series Designation, as applicable, for the series, and the Series Designation will, upon approval by the Managing Member, become a part of our operating agreement.

The Series Designation establishing a series may:

(i)	specify a name or names under which the business and affairs of such series may be conducted;

(ii)	designate, fix and determine the relative rights, powers, authority, privileges, preferences, duties, responsibilities, liabilities and obligations in respect of shares of such series and the Members of that series

(iii)	designate or authorize the designation of specific officers of a series.

In the event of a conflict between the terms and conditions of our operating agreement and a Series Designation, the terms and conditions of the Series Designation will control.

Each of the series of our company operates as if it were a separate limited liability company.

Managers of our Series

Our operating agreement requires that each series of our company have an Asset Manager and a Managing Member, which will be Luxus Alternatives Inc., unless otherwise set forth in the applicable Series Designation of a series of our company (the terms of which are set by our Managing Member.)

Asset Manager

The primary duty of the Asset Manager is to manage the underlying assets related to its series. The Asset Manager has sole authority and complete discretion over the care, custody, maintenance and management of each underlying asset held by a series and to take any action that it deems necessary or desirable in connection therewith. It also is responsible for directing or performing the day-to-day business affairs of a series, including identifying assets for acquisition. Luxus Alternatives Inc. is the Asset Manager for all of our series unless otherwise set forth in the applicable Series Designation of a series of our company.

Managing Member

Each series must also have a Managing Member. Unless otherwise noted in the series designation for a particular series, Luxus Alternatives Inc. will serve as the Managing Member for each series and will perform substantially the same services as it does for our company.

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Our Managing Member has delegated to the series Managers broad asset management and operational powers over the series. In these capacities, the series Managers of a particular series will (among other things):

●	Oversee overall investment strategy, such as investment selection criteria and asset disposition strategies;

●	Serve as the investment and financial manager with respect to sourcing, underwriting, acquiring, financing, originating, servicing, investing in, redeveloping and eventually selling a diversified portfolio of the series assets;

●	Manage and/or perform the various administrative functions necessary for the day-to-day operations and management of the series assets;

●	Provide or arrange for third party administrative services, legal services, office space and other overhead items necessary for and incidental to acquisition, management and disposition of series assets;

●	Maintain reporting, record keeping, internal controls and similar matters with respect to the series assets in a manner to allow our company to comply with applicable law, including the requirements of under Section 18-215 of the LLC Act;

●	Monitor and evaluate the performance of the investments, provide daily management services and perform and supervise the various management and operational functions related to the series assets;

●	Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement and marketing of investments on an overall portfolio basis;

●	Recommend distribution policies for each series to the Managing Member and, subject to approval by the Managing Member, authorize distributions from time to time; and

●	Manage communications with Economic Members.

Other Rights of our Managers

No Managers or any of their Affiliates who hold any shares of any series of the company will be entitled to vote on matters submitted to the shareholders.

Our operating agreement further provides that each Manager of the company or a series, in exercising its rights in its capacity as a Manager, will be entitled to consider only such shares and factors as it desires, including its own shares, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting our company, any series of shares or any of the shareholders and will not be subject to any different standards imposed by the operating agreement, the LLC Act or under any other law, rule or regulation or in equity. In addition, the operating agreement provides that our Managers will not have any duty (including any fiduciary duty) to our company, any series or any of the interest holders.

Advisory Board

Our Managing Member has established an advisory board comprised of experts in a particular industry to provide guidance and strategic advice to our company, or a particular series of our company. For our company, this may be advising on the creation of a particular series with a new asset class focus. For our series, this may be assisting in identifying, acquiring, and managing the particular assets of that series, or advising on other general business matters.

As of the date of this report, Christie’s has joined as a member of the company’s Advisory Board.

Members of the Advisory Board will not be Managers or officers of our company or any series and will not have any fiduciary or other duties to the shareholders of any series.  They will not be entitled to compensation by our company or any series in connection with their roles as members of the Advisory Board, but our company or any applicable series will reimburse a member of the Advisory Board for any out-of-pocket expenses or costs actually incurred by it or any of its affiliates on behalf of our company or series.

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Operating Expenses

The Managing Member will be responsible for brokerage fees, appraisal fees, research fees, storage fees, insurance fees, etc. of each series out of the Management Fee paid by the series. We do not expect the series to have any expenses other than the Management Fee paid to the Managing Member.

If the Operating Expenses exceed the amount of revenues generated from an underlying asset and cannot be covered by any Operating Expense reserves on the balance sheet of such underlying asset, our Managing Member may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the applicable series, on which our Managing Member may impose a reasonable rate of interest, and be entitled to the Reimbursement, and/or (c) cause additional shares to be issued in the such series in order to cover such additional amounts.

Offering and Formation Expenses

The Managing Member will be responsible for all offering and formation expenses, we do not expect the series to have any expenses other than the management fee paid to the Managing Member.

Indemnification of our Managers

The operating agreement provides that none of our Managers, or the Managers of any series, nor any current or former directors, officers, employees, partners, shareholders, members, controlling persons, agents or independent contractors of our Managers (including the Managers of our series), members of the Advisory Board, nor persons acting at the request of our company in certain capacities with respect to other entities will be liable to our company, any series or any interest holders for any act or omission taken by them in connection with the business of our company or any series that has not been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Each series will indemnify these persons out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving our company or such series and with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Asset Acquisition

Our company (through its series) plans to acquire underlying assets primarily through the following methods:

iii.	Upfront purchase – our company acquires an underlying asset from an asset seller prior to the launch of an offering related to a series;

ii.	Purchase agreement – our company enters into an agreement with an asset seller to acquire an underlying asset, which may expire prior to the closing of the offering for the related series, in which case our company is obligated to acquire the underlying asset prior to the closing of that series’ offering; or

iii.	Purchase option agreement – our company enters into a purchase option agreement with an asset seller, which gives our company the right, but not the obligation, to acquire the underlying asset,

In the case where an underlying asset is acquired prior to the launch or closing of a series offering, as the case may be, the proceeds from the associated offering, net of any Offering Expenses or other Acquisition Expenses or Sourcing Fee, as applicable, will be used to reimburse our company for the acquisition of the underlying asset or repay any loans made to our company, plus applicable interest, to acquire such underlying asset.

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Rather than pre-purchasing an underlying asset before the closing of an offering, our company may also negotiate with asset sellers for the exclusive right to market an underlying asset to investors for a period of time.  The Company plans to achieve this by pre-negotiating a purchase price (or desired amount of liquidity) and entering into an asset purchase agreement or a purchase option agreement with an asset seller for an underlying asset, which would close simultaneously upon the closing of the offering of shares in the series associated with that underlying asset. Then, upon the closing of a successful offering, the asset seller would be compensated with a combination of cash proceeds from the offering and, if elected, equity ownership in the series associated with the underlying asset (as negotiated in the agreement for such underlying asset) and title to the underlying asset would be held by, or for the benefit of, the applicable series.

In some cases, an asset seller or the Managing Member may be issued shares in a series:

●	as part of total purchase consideration to the asset seller and/or Managing Member; or

●	repay an advance owed to the Managing Member (no interest will accrue on the advance owed to the Managing Member).

If our company enters into a purchase agreement or purchase option agreement with a seller, it is possible that the agreement will not close, even if sufficient funds are raised in an offering to fund the purchase. Funds from a series’ offering will be held in escrow and will be returned to investors without interest if the asset purchase agreement or purchase option agreement fails to close.

Following the initial closing, the Managing Member may advance funds to the series to be able to purchase the assets and title to the underlying asset will be held by the series.

Asset Liquidity

The amount of time that a series will hold and manage all its assets will vary depending on the type of assets being acquired by the series. Liquidity for investors would be obtained through distributions to investors as well as by transferring their shares in a series.

It is the company’s intention to have its securities quoted on an ATS. Currently, no trading market exists and there are no assurances that any will develop.

While the company will seek to cause a Monetization Event, including but not limited to the following: (i) a final sale or (ii) exit of disposition of the assets as designated by each series respectively, there is no guarantee that such Monetization Event will be achieved. However, if a Monetization Event occurs, each member or record holder will receive its allocable share of the final sale proceeds (net of the Management Fee and other expenses).

Allocations of Expenses

Any brokerage fee, offering expenses, acquisition expenses, sourcing fee, and operating expenses shall be allocated by the Managing Member in accordance with the Managing Member’s allocation policy.

Tax Matters

Our company intends to elect for each series of shares in the company to be taxed as a “C” corporation under Subchapter C of the Internal Revenue Code of 1986, as amended, and expects that each series will be treated as a corporation for all federal and state tax purposes. Thus, each series of shares will be taxed at regular corporate rates on its income, including any gain from the sale or exchange of the assets that will be held by each series, before making any distributions to shareholders

Alternative Asset Markets

Overview

Investing in alternative assets, specifically the collectible assets that we are targeting (e.g. precious gems, high-end jewelry,) has been a risky venture for those without a deep knowledge of those assets and their resale market, and without large pools of resources for broker fees and auction house commissions, authentication knowledge, as well as the cost and resources involved in proper shipping, storage and insurance. Further, excessive costs and few options for liquidity have hindered access to investing in these alternative assets.

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We are working to democratize investing in alternative assets, providing quality investment opportunities in an asset class that has previously been out of reach for many investors. Our Asset Manager, Luxus Alternatives Inc., has identified promising, investment-grade luxury goods to purchase. See “The Underlying Assets” above. Our mission is to help investors enjoy the profits of investing in luxury goods such as precious gems, jewelry, and other bespoke items, as an asset class in one click.

Market Opportunity

Despite their size, the alternative asset markets that we invest in, including precious gems, high-end jewelry, rare watches, and luxury goods, are complex and often misunderstood due to their opaque nature. Unlike traditional asset classes such as equities or fixed income, there is a lack of transparency due to the limited publicly available data. The markets tend to be made and largely executed through private transactions, making it difficult for outsiders to gain insight. We believe there is an opportunity to use our platform to make these markets more liquid and transparent for investors of all means, demographics and backgrounds.

Additionally, we believe that there is an opportunity to capture the shifting tastes of multi-generational groupings of retail investors. The 2018 U.S. Trust Insights on Wealth and Worth survey on wealthy household’s found that while baby boomers and older investors rely primarily on traditional stocks and bonds, younger investors, especially millennials and Gen Z-ers, are more likely to incorporate alternative strategies into their investment portfolios. Millennials allocate 17% to alternatives and assets other than stocks, bonds and cash. It also found that 61% of millennial investors think it is not possible to achieve above-average returns by investing solely in stocks and bonds anymore and are looking for alternative investments. We believe these shifts in millennial and Gen Z investing tastes suggest there will be more interest in investing in alternative assets. We believe we are uniquely suited to capitalize on this increased interest, potentially leading to more capital for the company to work with, providing it with increased buying power and other advantages related to economies of scale, and ultimately providing greater value to investors in our company moving forward.

We also believe that the macro and geo-political events of the last few years have created significant demand for “hard assets” including gold, silver, platinum etc. Baby boomers and Gen Xers have increased their participation in alternative assets in light of this macroeconomic backdrop. Up until now, there have been no or limited offerings of precious gems and/or high jewelry which are the company’s initial focus.

Finally, data suggest that across all forms and price points, the market for luxury goods has significantly outperformed other asset classes since early 2020. Auction house sales hit a record $15BN in 2021, amid a surge of global wealth and the entry of younger and online buyers. More broadly, demand for alternative investments has boomed, rising from $7.9 trillion (globally) in 2013 to more than $10 trillion in 2020, and is expected to reach $14 trillion by 2037. Capturing part of this demand, the IDEX diamond index saw a rise of more than 26% between Q1 2021 and Q1 20222, and fancy vivid pink diamonds saw a 39% price appreciation between Q2 2020 and Q2 20211.

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Employees

Currently, the company does not have any employees.

Intellectual Property

The company does not own any patents, copyrights or trademarks.

Litigation

The company and its executive officers are not currently a party to any legal proceedings.

Government Regulation

Nothing to disclose.

Property

We do not own or lease any real estate, office space or significant tangible assets.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

LUXUS Argyle LLC was formed on November 10, 2021, and our company’s headquarters are in New York, NY. Since then, the company has been engaged primarily in sourcing luxury goods through its Managing Member. As of this report, one asset has been acquired.

The reported financial information herein will likely not be indicative of future operating results or operating conditions. Because of our corporate structure, we are in large part reliant on our Managing Member and its employees to grow and support our business. There are a number of key factors that will have large potential impacts on our operating results going forward, including our Managing Member’s ability to:

•	continue to source high quality luxury goods;
•	market the company and its offerings in individual series and attract investors; and
•	develop partnership and advisory relationships for the sourcing and management of luxury goods.

No revenue models have been developed at the company or series level, and we do not expect our company or any series to generate revenue under current operating plans.

Operating Results

Revenues

As of December 31, 2022 and 2021, neither our company nor any series had recognized any revenue. No revenue models have been developed at the company or series level, and we do not expect our company or any series to generate revenue under current operating plans.

Operating Expenses

Each series of the company is responsible for the costs and expenses attributable to the activities of the company related to such series. The Managing Member will bear its own expenses of an ordinary nature. If the operating expenses exceed the amount of cash reserves or revenues generated from a series Asset and cannot be covered by any operating expense reserves on the balance sheet of such series Asset, the Managing Member may (a) pay such operating expenses and not seek reimbursement, (b) loan the amount of the operating expenses to the applicable series, on which the Managing Member may impose a reasonable rate of interest, and be entitled to reimbursement of such amount from future revenues generated by such series Asset, and/or (c) cause additional interests to be issued in such series in order to cover such additional amounts.

For the year ended December 31, 2022, we incurred $13,922 in operating expenses, as compared to $0 in operating expenses for the year ended December 31, 2021. The following table summarizes the operating expenses by category:

Operating Expense	Year Ended December 31, 2022	Year Ended December 31, 2021
Organizational Costs	$13,410	$-
Management Fees	$512
Sourcing Fees	$-	$-
Transportation, Storage and Insurance	$-	$-
TOTALS	$13,922	$-

The above identified expenses were all incurred by Series Argyle 01, as it was the only series in existence as of year-end 2022.

Other Expenses

For the years ended 2021 and 2022, the company and Series Argyle 01 incurred $0 and $512 in management fees respectively.

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Net Loss

As a result of the cumulative effect of the foregoing factors, we generated net losses of $13,922 and $0 for the years ended December 31, 2022 and 2021, respectively.

Liquidity and Capital Resources

From inception, our company and each series have financed their business activities through capital contributions and loans to our company and individual series from our Managing Member. Our company and each series expect to continue to have access to capital financing from our Managing Member going forward. However, there is no obligation or assurance that our Managing Member will provide such required capital. Until such time as the series have the capacity to generate cash flows from liquidation of the Series Assets, our Managing Member may cover any deficits through additional capital contributions, loans, or the issuance of additional interests in any individual series. There can be no assurance that our Managing Member will continue to fund such expenses. These factors raise substantial doubt about our company’s ability to continue as a going concern for the twelve months following the date of this report.

Cash and Cash Equivalent Balances

As of December 31, 2022 and 2021, our company itself had no cash or cash equivalents on hand. Cash is held at the series level. On a total consolidated basis, as of December 31, 2022, series had $2,000 on hand, as compared to $0 on hand as of December 31, 2021. The following table summarizes the cash and cash equivalents by series:

Series	As of December 31, 2022	As of December 31, 2021
Series Argyle 01	$2,000	$-
TOTALS	$2,000	$-

Escrow Receivable

The company has caused investors in the series to deposit funds with North Capital Private Securities Corporation until the total minimum for the series has been met. The company records an escrow receivable as an asset on the balance sheet and an equity interest on the balance sheet upon deposit with the escrow agent on the date at which the funds are deposited in the escrow account and until such time as the total minimum has been met. When the total minimum has been met, the escrow agent releases the funds deposited in escrow and the company at that time will record the receipt of cash and the payment of the escrow receivable on the balance sheet. Escrow receivable consists of membership subscriptions received as of December 31, 2022 and 2021, as applicable. The following table summarizes the escrow receivable by series:

Series	As of December 31, 2022	As of December 31, 2021
Series Argyle 01	$67,518	$-
TOTALS	$67,518	$-

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Due to Managing Member

To fund organizational activities and to acquire the series asset, as well as ongoing operating expenses for each series, such as legal, accounting, audit, storage and insurance expenses, not covered by proceeds from the offering for each such series’ interests, our Managing Member has covered the expenses and costs of our company and the series thus far on a non-interest-bearing extension of revolving credit that is due on demand. Our company will evaluate when is best to repay our Managing Member depending on operations and fundraising ability. In general, each series will repay our manager for funds extended for such expenses from the sale of each underlying asset in the associated series, or from revenue-generating events, if applicable. As of December 31, 2022, our company had $402,512 due to our Managing Member for working capital, general and administrative expenses, deferred offering costs, and acquisition of the Series Asset associated with and incurred on behalf of the series as detailed in the table below:

Series	Working Capital	General & Administrative	Acquisition of Series Asset	Total
Series Argyle 01	$2,000	$512	$400,000	$402,512
TOTALS	$2,0000	$512	$400,000	$402,512

As of December 31, 2021, our company had $0 due to our Managing Member for working capital, general and administrative expenses, deferred offering costs, and acquisition of the Series Asset associated with and incurred on behalf of the series as detailed in the table below:

Series	Working Capital	General & Administrative	Deferred Offering Costs	Acquisition of Series Asset	Total
Series Argyle 01	$-	$-	$-	$-	$-
TOTALS	$-	$-	$-	$-	$-

Asset Liquidity

The amount of time that a series will hold and manage all its assets will vary depending on the type of assets being acquired by the series. We anticipate holding our assets for the following time frames:

SERIES	TIME FRAME
Series Argyle 01	12 months – 8 years

Item 3. Directors and Officers

The Managers

Our company operates under the direction Luxus Alternatives Inc., our Asset Manager and our Managing Member (our “Managers”). The Managing Member has the power and authority to act as necessary to further the purpose of our company, which is to acquire, maintain and sell luxury goods and other assets. The Managing Member is responsible for identifying the assets to be purchased from the offerings of the series of our company, as well as directing or performing the day-to-day business affairs of the company, and, as applicable, of the series of our company.

The Managing Member has delegated to the Asset Manager of each series the responsibility of directing the operations of the applicable series, directing the series’ day-to-day affairs, and implementing the series’ investment strategy. The Asset Manager (and the Managing Member, as applicable) is responsible for determining maintenance required in order to maintain or improve the asset’s quality, determining how to monetize the underlying assets in order to generate profits, and evaluating potential sale offers which may lead to the liquidation of the underlying assets or the creation of other series as the case may be. The Asset Manager for all the series’ is Luxus Alternatives Inc.

Our Managing Member has established an Advisory Board that will assist the company in its business decisions (such as the creation of a new series) and will assist the series in making decisions with respect to all asset acquisitions, dispositions and maintenance schedules. Our Managers are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

We will follow guidelines adopted by our Managers and implement policies set forth in the operating agreement unless otherwise modified by our Managers. Our Managers may establish further written policies and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. Our Managing Member may change our objectives at any time without approval of our interest holders. Our Managers have no track record and are relying on the track record of its individual officers, directors and advisors.

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Our Managers perform their duties and responsibilities pursuant to the operating agreement. Our Managers maintain a contractual, as opposed to a fiduciary relationship, with us and our interest holders. Furthermore, we have agreed to limit the liability of our Managers and to indemnify our Managers against certain liabilities.

We have segregated functional roles for the management of each series However both roles are held by Luxus Alternatives Inc. The responsibilities of our Managers and the Managers of a particular series are summarized below. Capitalized terms used in this summary that are not defined shall have the meanings set forth in the company’s operating agreement.

Investment Advisory, Asset Management and Disposition Services. (Asset Manager)

●	oversee the overall investment strategy approved by the Managing Member, which will consist of elements such as investment selection criteria, diversification strategies and asset disposition strategies;

●	serve as the investment and financial manager with respect to underwriting, financing, originating, servicing, investing in, redeveloping and eventually selling a diversified portfolio of assets as specified in the respective series;

●	manage and perform the various administrative functions necessary for the day-to-day operations and management of the series Assets;

●	provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to acquisition, management and disposition of the series Assets;

●	maintain reporting, record keeping, internal controls and similar matters with respect to the series Assets in a manner to allow our company to comply with applicable law, including the requirements of Under Section 18-215 of the LLC Act;

●	structure the terms and conditions of acquisitions, sales and joint ventures to be approved by the Managing Member;

●	obtain market research and economic and statistical data in connection with the investments and investment objectives and policies;

●	oversee and conduct due diligence processes related to prospective investments;

●	maintain all appropriate books and records with respect to the series Asset and on a per series and, if there is only one Asset Manager, on a Company wide basis, maintain accounting data and any other information concerning the activities as shall be required to prepare and file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;

●	subject to the approval of the Managing Member, oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters.

Offering and Resale Services. (Managing Member)

●	the development of any offering of by a series, including identifying and sourcing the assets to be acquired from the offering of a series, including sourcing and acquiring such assets, the determination of the specific terms of the securities to be offered, preparation of all offering and related documents, and obtaining all required regulatory approvals of such documents;

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●	the preparation and approval of all marketing materials to be used by our company, the respective series or others relating to an Offering;

●	the facilitation of a secondary market including entering into of listing agreements with any National Securities Exchange, Alternative Trading System (“ATS”) or over-the-counter market and the delisting of some or all of the shares from, or requesting that trading be suspended on, any such exchange or market; and preparing and filing any documents and seeking the appropriate approval, if required, for compliance with federal and state securities laws, including Blue Sky requirements

Accounting and Other Administrative Services. (Managing Member)

●	manage and perform the various administrative functions necessary for the day-to-day operations;

●	provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to the business and operations, including for the series Asset and the services described in 5.02(a) if requested by the Asset Manager;

●	arrange for auditors and oversee the audit process on the accounting data and any other information concerning the activities as shall be required to prepare and file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;

●	maintain all appropriate books and records including accounting for the assets of our company and each of the series separately;

●	evaluate and obtain adequate insurance coverage for our company based upon risk management

●	oversee all reporting, record keeping, internal controls and similar matters in a manner to allow our company to comply with applicable law, including the requirements of Under Section 18-215 of the LLC Act.

Shareholder Services. (Managing Member)

●	Recommend distribution policies for each series to the Managing Member and, subject to approval by the Managing Member, authorize distributions from time to time;

●	manage communications with shareholders of a series, including answering phone calls, preparing and sending written and electronic reports and other communications; and

●	establish technology infrastructure to assist in providing shareholder support and services

Directors, Executive Officers and Key Employees of our Managers

The authority and functions of the Managing Member (for our series), on the one hand, and of the Managing Member (for our company) or the Asset Manager (for our series), on the other hand, are identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware. The following table sets forth the name and position of each of the current executive officers, directors and significant employees of our Managing Member, the series Managing Member, and Asset Manager.

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Managing Member and Asset Manager – Luxus Alternatives Inc.

Name	Position	Age	Term of Office (Beginning)	Approximate hours per week for part- time employees
Dana Auslander	CEO	51	November 2021	40

Dana Auslander , CEO

Dana Auslander is currently the Chief Executive Officer of Luxus Alternatives Inc.  She has served in that position from July 2021 to the present date.  Prior to founding Luxus Alternatives Inc., she was Head of Alternatives for Lex Markets from February 2021-July 2021 and was responsible for creating all business lines outside commercial real estate. From January 2010-February 2021, Dana was responsible for the legal structuring, marketing, fundraising, investor relations, corporate communications and crisis management of leading hedge funds, family offices and other investment advisors.  Prior to that she was head of business development for Harbinger Capital Partners from October 2008-December 2009 and before that she was a Managing Director responsible for legal structuring and product development at Blackstone Alternative Asset Management from 2002-2008.  Dana started her career as an associate at the law firm of Schulte Roth & Zabel. She holds a BA in political science/history from the University of Vermont and a JD from the Benjamin N. Cardozo School of Law.

Advisory Board

The company has established an Advisory Board. The Advisory Board is at the company level and has specific responsibilities. Each series may also develop their own networks of advisors. Though these advisors may provide a pivotal role in a given series, such advisors will not have formal responsibilities and obligations to the company.

Responsibilities of the Advisory Board

The Advisory Board will support our company, our Asset Managers and our Managing Member and will consist of the Managers’ expert network and external advisors. It is anticipated that the Advisory Board will review our relationship with, and the performance of, our Managing Member, and generally approve the terms of any material or related-party transactions. In addition, it is anticipated that the Advisory Board will be responsible for the following:

●	Consulting on the creation of a new series of our company, or engaging a new Asset Manager for such series;

●	approving, permitting deviations from, making changes to, and annually reviewing the asset acquisition policy;

●	evaluating all asset acquisitions;

●	evaluating any third party offers for asset acquisitions and approving asset dispositions that are in the best interest of our company and our interest holders;

●	providing guidance with respect to the appropriate levels of insurance costs specific to each individual asset;

●	provide guidance with respect to, material conflicts arising or that are reasonably likely to arise with a Manager, on the one hand, and our company, a series or the shareholders, on the other hand, or our company or a series, on the one hand, and another series, on the other hand;

●	approving any material transaction between our company or a series, on the one hand, and our Managing Member or any of its affiliates, another series or a shareholder, on the other hand, other than for the purchase of shares;

●	reviewing the total fees, expenses, assets, revenues, and availability of funds for distributions to our interest holders at least annually or with sufficient frequency to determine that the expenses incurred are reasonable in light of the investment performance of the assets, and that funds available for distributions to interest holders are in accordance with our policies; and

●	approving any service providers appointed by our Managing Member in respect of the underlying assets.

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The resolution of any conflict of interest approved by the Advisory Board shall be conclusively deemed fair and reasonable to our company and its interest holders and not a breach of any duty at law, in equity or otherwise. The members of the Advisory Board will not be Managers or officers of our company or any series and will not have fiduciary or other duties to the interest holders of any series.

Compensation of the Advisory Board

Our Managing Member may compensate the Advisory Board or their nominees (as so directed by an Advisory Board member) for their service. As such, it is anticipated that their costs will not be borne by any given series of shares.

Members of the Advisory Board

In addition to the established informal network of expert advisors who support our company in asset acquisitions, valuations and negotiations, the company has partnered with Christie’s to serve on the company’s Advisory Board.

Compensation Of Executive Officers And Directors

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by our company. The manager of our Managing Member manages our day-to-day affairs, oversees the review, selection and recommendation of investment opportunities, services acquired investments and monitors the performance of these investments to ensure that they are consistent with our investment objectives. This individual receives compensation for her services, including services performed for us on behalf of our Managing Member, from our Managing Member. Although we will indirectly bear some of the costs of the compensation paid to this individual, through fees we pay to our Managers, we do not intend to pay any compensation directly to this individual.

Compensation of the Managers

Pursuant to our operating agreement, the Managing Member of our company may receive some, if not all of the following: a Management Fee, a Performance Fee and a Sourcing Fee.

Management Fee

For each fiscal year, the company shall pay the Management Fee to the Managing Member in respect of each Series within thirty (30) days following the end of the applicable fiscal year. The Management Fee is up to 1% per annum of each member’s capital contribution, (a “Management Fee”). Initially, the Management Fee will be based on the amount of cash invested by shareholders in the series as of the end of each fiscal year rather than the net asset value of the series.

Sourcing Fee

When and if applicable, as compensation, the Managing Member of the company may receive a one-time fee equal of up to 10% of the of the amount paid for the underlying asset for the relevant series, paid to the Managing Member, by the investors as compensation for due diligence services in evaluating, investigation and discovering the underlying assets (fee is subject to change in sole discretion of Manager as disclosed in each Series Designation (the “Sourcing Fee”). The Sourcing Fee will typically be paid, by the investors, upon purchase of the series of the underlying asset.

Performance Fee

To determine the extent of any distributions at the time of a Monetization Event, which would occur at the liquidation of the series, unless otherwise stated in the respective Series Designation, for each series and as described in the Operating Agreement, our Managing Member intends to make payments and distributions as follows:

●	Payment of accrued Management fee;

●	Second, payment of applicable taxes upon the net income of the series;

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●	Third, 100% to the members (pro rata to their Interests and which, for the avoidance of doubt, may include the Managing Member and its Affiliates if the Managing Member) until the Members have received back 100% of their Capital Contribution);

●	Fourth, an amount equating to an 8% annual return to be returned to the members shall be returned to the members as a preferential return;
●	Fifth, upon the 8% preferential return being distributed, the Managing Member shall receive 100% of profits attributable to their pro rata share of the ownership, and 20% of the remaining undistributed profits from the remaining members.

For clarity, we intend for members other than the Managing Member to receive (1) a full return of capital, (2) an 8% preferential return, and (3) 80% of all remaining profits generated by their pro rata share of the ownership beyond their preferential return.

The Managing Member intends to make distributions on a basis that is appropriate for the underlying assets to the shareholders of a series. For instance, for most of our assets, e.g., precious gems, high-end jewelry, rare watches and luxury accessories, there may only be payments when an asset is sold, which may lead to just a single payment or more sporadic payments. For liquidity consideration for any assets, see “The Underlying Assets”. There is no requirement to pay distributions at any given time.

Any distributions not made at the liquidation of a series, if any, would be paid out of the available “Free Cash Flow” of a series, which consists of the net income (as determined under GAAP) generated by such series plus any change in net working capital and depreciation and amortization (and any other non-cash operating expenses and/or and amounts that were previously retained as cash reserves that, during such period, the Managing Member determines are no longer needed by our company) and less any capital expenditures related to the underlying assets related to such series.

Our Managing Member has sole discretion in determining what distributions of Free Cash Flow, if any, are made to holders of each series of shares except as otherwise limited by law or the operating agreement.

Item 4. Security Ownership of Management and Certain Securityholders

Our company and each series are managed by our Managing Member. Upon designation of each series, our Managing Member was granted interests in each series and became the initial member holding 100% of the then-outstanding interests of each series. The Managing Member may also be assigned interests in each series in lieu of a cash Sourcing Fee.

At the closing of each offering, our managing member or its affiliates may purchase shares sold in each offering for the same price as all other investors. Our managing member may sell its shares from time to time after the closing of each offering in its sole discretion. Any future sales would be based upon our manager member’s potential need for capital, market prices of the shares at the time of a proposed sale and other factors that a reasonable investor might consider in connection with the sale of securities similar to the shares.

As of the date of this report, our Managing Member owns the following securities:

Title of Class	Number of Interests Owned	Percent of Outstanding Interests Owned
Series Argyle 01 Interests	1,514	86.5%

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Item 5. Interest of Management and Others in Certain Transactions

The following includes a summary of transactions since our inception, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 and one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Compensation of Directors and Executive Officers”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

On March 2, 2022, we acquired the Series Argyle 01 Asset from the Managing Member pursuant to the Purchase Agreement, in the original principal amount of $400,000.

Item 6. Other Information

On December 21, 2023, the Managing Member purchased 1,409 membership interests of Series Argyle 01 for $281,800. The Series Argyle 01 offering was closed on December 22, 2023.

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Item 7. Financial Statements

To the Members of

Luxus Argyle LLC

Wilmington, Delaware

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying consolidated financial statements of Luxus Argyle LLC (the “Company”) on a consolidated basis, which comprise the consolidated balance sheets of the Company as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in members’ equity/(deficit), and cash flows for the year ended December 31, 2022 and for the period from November 10, 2021 (inception) to December 31, 2021, and the related notes to the consolidated financial statements. We have audited the accompanying financial statements of each listed Series of the Company, which comprise each listed Series’ balance sheet as of December 31, 2022, and the related statements of operations, changes in members’ equity/(deficit), and cash flows for the year ended December 31, 2022 for each listed Series, and the related notes to each listed Series’ financial statements.

In our opinion, the consolidated financial statements and each Series’ financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2022 and 2021, the financial position of each listed Series as of December 31, 2022, the results of the Company’s consolidated operations and its cash flows for the periods ended December 31, 2022 and 2021, and the results of each listed Series’ operations and cash flows for the year ended December 31, 2022, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements section of our report. We are required to be independent of the Company and each listed Series and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s and Each Listed Series’ Ability to Continue as a Going Concern

The accompanying consolidated financial statements and each listed Series’ financial statements have been prepared assuming that the Company and each listed Series will continue as a going concern. As described in Note 2 to the consolidated financial statements, on a total consolidated basis, the Company has not generated revenues nor profits since inception and has sustained net losses of $13,922 and $0 for the periods ended December 31, 2022 and 2021, respectively. As of December 31, 2022, the Company had an accumulated deficit of $13,922 and limited liquid assets to satisfy its obligations as they come due, with cash of $2,000 relative to current liabilities of $402,512. The Company and each listed Series are reliant upon its manager to fund its current and future obligations. These factors, among others, raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements and each listed Series’ financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements and Each Series’ Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements and each listed Series’ financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements and each listed Series’ financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern within one year after the date that the consolidated financial statements and each listed Series’ financial statements are available to be issued.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-1

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole as of December 31, 2022 and 2021 and for the periods then ended and each listed Series’ financial statements as of December 31, 2022 and for the year then ended are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements or a listed series financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements and each listed Series’ financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements and each listed Series’ financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control or each listed Series’ internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements and each listed Series’ financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

March 13, 2024

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-2

LUXUS ARGYLE LLC

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022

	Series Argyle 01	Consolidated
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$2,000	$2,000
Escrow Receivable	67,518	67,518
Deferred Offering Costs	36,441	36,441
TOTAL CURRENT ASSETS	105,959	105,959

OTHER ASSETS
Collectible Assets	400,000	400,000
TOTAL OTHER ASSETS	400,000	400,000

TOTAL ASSETS	$505,959	$505,959

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Due to Managing Member	$402,512	$402,512
TOTAL CURRENT LIABILITIES	402,512	402,512
TOTAL LIABILITIES	402,512	402,512

MEMBERS' EQUITY
Members' Contributions, net
Members' Contributions	118,051	118,051
Less: Brokerage Fees	(682)	(682)
Total Members' Contributions, net	117,369	117,369
Accumulated Deficit	(13,922)	(13,922)
TOTAL MEMBERS' EQUITY	103,447	103,447

TOTAL LIABILITIES AND MEMBERS' EQUITY	$505,959	$505,959

F-3

LUXUS ARGYLE LLC

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Argyle 01	Consolidated
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-
Escrow Receivable	-	-
Deferred Offering Costs	-	-
TOTAL CURRENT ASSETS	-	-

OTHER ASSETS
Collectible Assets	-	-
TOTAL OTHER ASSETS	-	-

TOTAL ASSETS	$-	$-

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Due to Managing Member	$-	$-
TOTAL CURRENT LIABILITIES	-	-
TOTAL LIABILITIES	-	-

MEMBERS' EQUITY
Members' Contributions, net
Members' Contributions	-	-
Less: Brokerage Fees	-	-
Total Members' Contributions, net	-	-
Accumulated Deficit	-	-
TOTAL MEMBERS' EQUITY	-	-

TOTAL LIABILITIES AND MEMBERS' EQUITY	$-	$-

F-4

LUXUS ARGYLE LLC

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED

DECEMBER 31, 2022

	Series Argyle 01	Consolidated

Operating Income
Revenue	$-	$-
Gross Profit	-	-

Operating Expenses
Organizational Costs	13,410	13,410
Management Fee	512	512
Total Operating Expenses	13,922	13,922

Net Loss from Operations	(13,922)	(13,922)

Net Loss	$(13,922)	$(13,922)

Basic and Diluted Loss per Membership Interest	N/A	N/A
Weighted Average Membership Interests	N/A	N/A

F-5

LUXUS ARGYLE LLC

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE PERIOD FROM

NOVEMBER 10, 2021 (INCEPTION) TO DECEMBER 31, 2021

	Series Argyle 01	Consolidated

Operating Income
Revenue	$-	$-
Gross Profit	-	-

Operating Expenses
Organizational Costs	-	-
Total Operating Expenses	-	-

Net Loss from Operations	-	-

Net Loss	$-	$-

Basic and Diluted Loss per Membership Interest	N/A	N/A
Weighted Average Membership Interests	N/A	N/A

F-6

LUXUS ARGYLE LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY FOR THE

YEAR ENDED DECEMBER 31, 2022, AND FOR THE PERIOD FROM

NOVEMBER 10, 2021 (INCEPTION) TO DECEMBER 31, 2021

	Series Argyle 01	Consolidated

Balance as of November 10, 2021 (Inception)	$-	$-

Net Loss	-	-
Members' Contributions	-	-
Less: Brokerage Fees	-	-

Balance as of December 31, 2021	$-	$-

Net Loss	(13,922)	(13,922)
Managing Member Contributions	49,851	49,851
Members' Contributions	68,200	68,200
Less: Brokerage Fees	(682)	(682)

Balance as of December 31, 2022	$103,447	$103,447

F-7

LUXUS ARGYLE LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED

DECEMBER 31, 2022

	Series Argyle 01	Consolidated

Cash Flows from Operating Activities:
Net Loss for the Period	$(13,922)	$(13,922)
Adjustments to reconcile Net Loss to
Net Cash From Operating Activities:
Expenses Paid by Managing Member Contributions	13,410	13,410
Expenses Due to Managing Member	512	512

Net Cash Provided By (Used In) Operating Activities	-	-

Cash Flows From Financing Activities:
Funds Advanced by Managing Member	2,000	2,000

Net Cash Provided by Financing Activities	2,000	2,000

Net Increase in Cash and Cash Equivalents	2,000	2,000

Cash and Cash Equivalents, beginning of period	-	-

Cash and Cash Equivalents, end of period	$2,000	$2,000

Supplemental Disclosure of Non-Cash Investing and Financing Activities:

Purchase of Collectible Assets with Funds Advanced by Managing Member	$400,000	$400,000
Deferred Offering Costs paid with Managing Member Contributions	$36,441	$36,441
Members' Contributions, withheld in Escrow, net of any fees	$67,518	$67,518

F-8

LUXUS ARGYLE LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM

NOVEMBER 10, 2021 (INCEPTION) TO DECEMBER 31, 2021

	Series Argyle 01	Consolidated

Cash Flows from Operating Activities:
Net Loss for the Period	$-	$-
Adjustments to reconcile Net Loss to
Net Cash From Operating Activities:
Expenses Paid by Managing Member	-	-

Net Cash Provided By (Used In) Operating Activities	-	-

Cash Flows From Financing Activities:
Funds Advanced by Managing Member	-	-

Net Cash Provided by Financing Activities	-	-

Net Increase in Cash and Cash Equivalents	-	-

Cash and Cash Equivalents, beginning of period	-	-

Cash and Cash Equivalents, end of period	$-	$-

Supplemental Disclosure of Non-Cash Investing and Financing Activities:

Purchase of Collectible Assets with Funds Advanced by Managing Member	$-	$-
Deferred Offering Costs paid with Funds Advanced by Managing Member	$-	$-
Members' Contributions, withheld in Escrow, net of any fees	$-	$-

F-9

NOTE 1: NATURE OF OPERATIONS

Luxus Argyle LLC (the “Company” or “Luxus Argyle”) is a series limited liability company formed on November 10, 2021 pursuant to Section 18-215 of the Delaware Limited Liability Company Act. The Company was formed to acquire and maintain a collection of luxury goods, including precious gems, high jewelry, rare watches, vintage automobiles, luxury accessories and other suitable tangible or intangible assets (the “Collectible Assets”). The Company has created, and it is expected that the Company will continue to create, separate series of the Company (each, a “Series”), and that each of the Collectible Assets will be owned by a separate Series. Title to and beneficial interest in Collectible Assets shall be deemed to be held and owned by the relevant Series. As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law.

The Company is dependent upon additional capital resources for its planned principal operations and subject to significant risks and uncertainties, including failure to secure funding to continue to operationalize the Company’s plans or failing to profitably operate the business.

Luxus Alternative Inc. is the manager of the Company (the “Managing Member”) and serves as the “Asset Manager” for the Collectible Assets owned by the Company and each Series. The Series acquire the Collectible Assets from the Managing Member and the Managing Member develops the offering and other materials to begin offering the Interests through a mobile app and web-based investment platform called LUXUS (the “LUXUS Platform”).

The Company sells and intends to continue selling membership interests (the “Interests”) in a number of separate individual Series. Investors in any Series acquire a proportional share of income and liabilities as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of the closing of an offering related to that particular Series are a Collectible Asset (plus any cash reserves for future operating expenses). The Managing Member manages the ongoing operations of each Series in accordance with the Company’s limited liability company agreement, dated March 2, 2022, as amended and restated from time to time (the “Operating Agreement”). Except as specified in the Operating Agreement or required by law, the Managing Member shall have sole and exclusive authority to manage the business and affairs of the Company and each Series.

Investors may acquire membership interests (the “Interests”) in each Series and will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series.

Operating Agreement

General

In accordance with the Operating Agreement, each Interest holder in a Series grants a power of attorney to the Managing Member. The Managing Member has the right to appoint officers of the Company and each Series.

Voting Rights

The Managing Member has broad authority to take action with respect to the Company and any Series. Interest holders do not have any voting rights as an Interest holder in the Company or a Series except with respect to:

•	the removal of the Managing Member;

•	the dissolution of the Company upon the for-cause removal of the Managing Member; and

•	an amendment to the Operating Agreement that would:

o	adversely affect the rights of an Interest holder in any material respect;

o	reduce the voting percentage required for any action to be taken by the holders of Interests in the Company under the Operating Agreement;

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o	change the situations in which the Company and any Series can be dissolved or terminated;

o	change the term of the Company (other than the circumstances provided in the Operating Agreement);

o	or give any person the right to dissolve the Company.

When entitled to vote on a matter, each Interest holder will be entitled to one vote per Interest held by it on all matters submitted to a vote of the Interest holders of an applicable Series or of the Interest holders of all Series of the Company, as applicable. The removal of the Managing Member as manager of the Company and all Series must be approved by two-thirds of the votes that may be cast by all Interest holders in any Series. All other matters to be voted on by the Interest holders must be approved by a majority of the votes cast by all Interest holders in any Series present in person or represented by proxy.

NOTE 2: GOING CONCERN

The accompanying consolidated financial statements and Series’ financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company plans to incur significant costs in pursuit of its capital financing plans and has not generated any revenues or profits since inception.

On a total consolidated basis, the Company sustained net losses of $13,922 and $0 for the year ended December 31, 2022 and for the period from November 10, 2021 (inception) to December 31, 2021, respectively. On a total consolidated basis, the Company had an accumulated deficit of $13,922 and $0 as of December 31, 2022 and December 31, 2021, respectively. On a total consolidated basis, the Company has limited liquid assets, with cash of $2,000 and the Company’s current liabilities exceed current assets by $296,553 as of December 31, 2022. The Company and each Series are dependent upon the Managing Member for continued funding of its cash flow needs.

The Company’s and the Series' ability to continue as a going concern for the next twelve months following the date the consolidated financial statements and Series’ financial statements were available to be issued is dependent upon its ability to obtain additional capital financing from the Managing Member to cover the Company’s and the Series’ costs and obligations through disposition of the Underlying Asset of such Series and the costs of administering the Company and the Series. No assurance can be given that the Company will be successful in these efforts.

These factors, among others, raise substantial doubt about the ability of the Company and the Series to continue as a going concern for a reasonable period of time. The consolidated financial statements and Series’ financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of consolidated financial statements and the Series’ financial statements in conformity with accounting principles generally accepted in the United States requires the Managing Member to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the Series’ financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its Series required to be consolidated under generally accepted accounting principles. Separate financial statements are presented for each Series. All inter-company transactions and balances are eliminated on consolidation.

Cash Equivalents

The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Collectible Assets

The Collectible Assets are recorded at cost. The cost of the Collectible Asset includes the purchase price, including any deposits for the Collectible Asset funded by the Managing Member and acquisition expenses, which include all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of the Collectible Asset related to each Series incurred prior to the closing. These costs include the following:

•	brokerage and sales fees and commissions;

•	appraisal fees;

•	research fees;

•	transfer taxes;

•	third party industry and due diligence expert fees;

•	storage fees;

•	insurance fees;

•	bank fees and interest;

•	auction house fees;

•	travel and lodging for inspection purposes;

•	transportation costs (including any insurance required in connection with such transportation);

•	photography and videography expenses; and

•	similar costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of a Collectible Asset.

The Company treats the Collectible Assets as long-lived assets, and the Collectible Assets will be subject to an annual test for impairment and will not be depreciated or amortized. These long-lived assets will be reviewed for impairment semi-annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used shall be measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge shall be recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

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There is no guarantee that each Collectible Asset is free of any claims regarding title and authenticity (e.g., claims regarding being counterfeit or previously stolen), or that such claims will not arise. The Company does not have complete ownership history or restoration and repair records for every Collectible Asset. In the event of a title or authenticity claim, the applicable Series and the Company may not have recourse against the asset seller or the benefit of insurance, and the value of the given Collectible Asset may be diminished.

The Series will use the proceeds of sale of Interests to acquire Collectible Assets. Acquisition expenses may be paid for in advance by the Managing Member and shall be reimbursed by the Series from the proceeds of any offering. The Series shall distribute the appropriate amounts for the brokerage fee and, if applicable, the sourcing fee, using cash from the offering.

Acquisition expenses related to a Series that are incurred prior to the closing of an offering are initially funded by the Managing Member but will be reimbursed with the proceeds from an offering related to such Series, to the extent described in the applicable offering document.

As of December 31, 2022 and 2021, the Company’s total investment in the Collectible Asset was $400,000 and $0, respectively, as detailed below. The Company does not believe the Collectible Asset is impaired as of December 31, 2022.

Series	Series Description	As of December 31, 2022	As of December 31, 2021
Series Argyle 01	Argyle Pink Diamond	$400,000	-

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to member’s equity upon the completion of an offering or to expense if the offering is not completed.

Escrow Receivable

The Company has caused the initial investors to deposit funds with North Capital Private Securities Corporation until the total minimum for each Series has been met. The Company records an escrow receivable as an asset on the balance sheet and an equity interest on the balance sheet upon deposit with the escrow agent on the date at which the funds are deposited in the escrow account and until such time as the total minimum has been met. When the total minimum has been met, the escrow agent shall release the funds deposited in escrow and the Company at that time will record the receipt of cash and the payment of the escrow receivable on the balance sheet.

As of December 31, 2022 and 2021, the Company had escrow receivable, net of broker commission, of $67,518 and $0, respectively.

Subscription Receivable

The Company records membership interest issuances at the effective date. If the subscription is not funded upon issuance, the Company records a subscription receivable as an asset on a balance sheet. When subscriptions are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the subscription receivable is reclassified as a contra account to members’ equity (deficit) on the balance sheet. Each Series has a minimum offering size that, once met, will result in the eventual successful subscription to and closing of the Series. Subscriptions receivable consists of membership subscriptions sold prior to year ended date for which the minimum subscription requirement was met. As of December 31, 2022 and 2021, the Company had no subscriptions receivable.

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Fair Value of Financial Instruments

The Company discloses fair value information about financial instruments based upon certain market assumptions and pertinent information available to management. Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheet approximate fair value.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers,” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods and services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

•	identification of a contract with a customer;

•	identification of the performance obligations in the contract;

•	determination of the transaction price;

•	allocation of the transaction price to the performance obligations in the contract; and

•	recognition of revenue when or as the performance obligation is satisfied.

Revenues are expected to be derived from the sale of each Collectible Asset in the associated Series, with the buyer of a Collectible Asset being a “customer” for purposes of ASC Topic 606.

As of December 31, 2022, the Company has not recognized any revenue as the Series Argyle 01 Offering had not been closed.

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Operating Expenses – LLC Agreement Terms

After the closing of an offering of Interests, each Series is responsible for its own operating expenses, including any and all fees, costs and expenses incurred in connection with the management of the Collectible Assets. This includes:

•	import taxes, income taxes, storage (including property rental fees should the Managing Member decide to rent a property to store a number of Collectible Assets), security, valuation, custodial, marketing and utilization of the Collectible Assets;

•	any fees, costs and expenses incurred in connection with preparing any reports and accounts of each Series of Interests, including any blue sky filings required in order for a Series of Interests to be made available to investors in certain states, any annual audit of the accounts of such Series of Interests (if applicable) and any reports to be filed with the Securities and Exchange Commission;

•	any and all insurance premiums or expenses, including directors and officers insurance of the directors and officers of the Managing Member or Asset Manager, in connection with the Collectible Assets; any withholding or transfer taxes imposed on the Company or a Series or any Interest holders as a result of its or their earnings, investments or withdrawals;

•	any governmental fees imposed on the capital of the Company or a Series or incurred in connection with compliance with applicable regulatory requirements;

•	any legal fees and costs (including settlement costs) arising in connection with any litigation or regulatory investigation instituted against the Company, a Series or the Managing Member in connection with the affairs of the Company or a Series;

•	the fees and expenses of any administrator, if any, engaged to provide administrative services to the Company or a Series;

•	all custodial fees, costs and expenses in connection with the holding of a Collectible Asset;

•	any fees, costs and expenses of a third-party registrar and transfer agent appointed by the Managing Member in connection with a Series;

•	the cost of the audit of the annual consolidated financial statements of the Company or a Series and the preparation of tax returns and circulation of reports to Interest holders;

•	any indemnification payments;

•	the fees and expenses of counsel to the Company or a Series in connection with advice directly relating to its legal affairs;

•	the costs of any other outside appraisers, valuation firms, accountants, attorneys or other experts or consultants engaged by the Managing Member in connection with the operations of the Company or a Series; and

•	any similar expenses that may be determined to be operating expenses, as determined by the Managing Member in its reasonable discretion.

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Each Series of the Company shall be responsible for the costs and expenses attributable to the activities of the Company related to such Series. The Managing Member will bear its own expenses of an ordinary nature, including all costs and expenses on account of rent (other than for storage of the Collectible Assets), utilities, insurance, office supplies, office equipment, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, travel, entertainment, salaries and bonuses. If the operating expenses exceed the amount of revenues generated from a Collectible Asset and cannot be covered by any operating expense reserves on the balance sheet of such Series, the Managing Member may:

(i)	cause additional Interests to be issued in such Series in order to cover such additional amounts;

(ii)	pay such operating expenses and not seek reimbursement; and/or

(iii)	loan the amount of the operating expenses to the applicable Series, on which the Managing Member may impose a reasonable rate of interest, and be entitled to reimbursement of such amount from future revenues generated by such Collectible Asset (“Operating Expenses Reimbursement Obligation(s)”).

Management Fee: The Managing Member will be paid an annual fee equal to 1.0% of the aggregate amount of the capital contribution by the Members for such Series. The Managing Member reduced the Management Fee to 0.75% of the aggregate amount of the capital contribution by the Members for Series Argyle 01, effective March 4, 2022. The Company recognized a management fee expense of $512 for the year ended December 31, 2022.

Sourcing Fee: The Managing Member will be paid a fee of 10%, if not otherwise reduced or waived by the Company’s Managing Member, as consideration for sourcing each Collectible Asset, to the extent not waived by the Managing Member. The Managing Member has waived the sourcing fee for Series Argyle 01.

Brokerage Fee: The broker of record for each offering is expected to receive a brokerage fee equal to 1% of the amount raised from investors through each offering. The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity upon the completion of an offering or to expense if the offering is not completed.

Operating Expenses – Series Argyle 01

Operating Expenses for Series Argyle 01 are dictated by the terms disclosed in the Company’s Form 1-A Filing, which supercedes the Company’s Operating Agreement. Under such terms, the Managing Member will be responsible for brokerage fees, appraisal fees, research fees, storage fees, insurance fees, etc. of the Series out of the Management Fee paid by the Series. If the operating expenses exceed the amount of revenues generated from an underlying asset and cannot be covered by any operating expense reserves on the balance sheet of such underlying asset, the Managing Member may (a) pay such operating expenses and not seek reimbursement, (b) loan the amount of the operating expenses to the Series, on which our Managing Member may impose a reasonable rate of interest, and be entitled to the reimbursement, and/or (c) cause additional shares to be issued in the Series in order to cover such additional amounts. The Managing Member will be responsible for all offering and formation expenses.

Managing Member Interests

The Managing Member shall acquire at least 0.5% of the Interests in each Series, subject to amendment for each Series by the Company’s Managing Member and subject to being waived or modified by the Company’s Managing Member in its sole discretion.

The Managing Member established the minimum percentage for Series Argyle 01 at 5.0% of the Interests in the Series.

Allocation of Expenses

Any brokerage fee, offering expenses, acquisition expenses, sourcing fee and operating expenses shall be allocated by the Managing Member in accordance with the Managing Member’s allocation policy.

Income Taxes

The Company is a series limited liability company. Accordingly, under the Internal Revenue Code (“IRC”), all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the statements. Income from the Company is reported and taxed to the members on their individual tax returns. However, the Company intends to elect, in accordance with IRC, to treat each individual Series as a separate subchapter C corporation for tax purposes, commencing with the taxable year ending after the completion of the initial offering of interests of such series. No tax provision has been recorded for any Series.

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The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s consolidated financial statements, which prescribes a recognition threshold and measurement process for consolidated financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception.  The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Earnings (Loss) per Membership Interest

Upon completion of an offering, each Series intends to comply with accounting and disclosure requirement of ASC Topic 260, “Earnings per Share.” For each Series, earnings (loss) per membership interest (“EPMI”) will be computed by dividing net (loss) / income for a particular Series by the weighted average number of outstanding membership interests in that particular Series during the year.

As of December 31, 2022, no Series had closed an offering.

NOTE 4: DUE TO RELATED PARTY

The Managing Member of the Company made an advance of $2,000 during the year ended December 31, 2022, for working capital purposes and is recorded as cash on the balance sheet as of December 31, 2022. The Managing Member also paid $400,000 for the Collectible Asset. The Company also recognized a management fee expense of $512 for the year ended December 31, 2022. The total of $402,512 is due on demand, non-interest bearing, and classified as due to related party in the accompanying consolidated balance sheet as of December 31, 2022.

The Managing Member made equity contributions in the form of non-reimbursable costs paid on behalf of Series Argyle 01 in the amounts of $13,410 for general and administrative expenses and $36,441 of deferred offering costs for the year ended December 31, 2022.

Because these are related party transactions, no guarantee can be made that the terms of the arrangements are at arm’s length.

NOTE 5: MEMBERS’ EQUITY

As of December 31, 2022 and 2021, the Company’s sole member was its Managing Member, Luxus Alternative Inc. The managing member is responsible for directing the management of the Company’s business and affairs, managing day-to-day affairs, and implementing its investment strategy. The members of the Series have certain rights with respect to the Series to which they are subscribed. The Series generally holds a single asset or a collection of assets. A Series member is entitled to their pro rata share of the net profits derived from the Collectible Asset held in that series after deduction of expense allocations and direct expenses attributable to the Collectible Asset, based on their percentage of the total outstanding Interests in that Series.

F-17

Distributions Upon Liquidation

Upon the occurrence of a liquidation event relating to the Company as a whole or any Series, the Managing Member (or a liquidator selected by the Managing Member) is charged with winding up the affairs of the Series or the Company as a whole, as applicable, and liquidating its assets. Upon the liquidation of a Series or the Company as a whole, as applicable, the Collectible Assets will be liquidated and any after-tax proceeds distributed:

(i)	first, to any third-party creditors;

(ii)	second, to any creditors that are the Managing Member or its affiliates (e.g., payment of any outstanding Operating Expenses Reimbursement Obligation);

(iii)	and thereafter,

a.	first, 100% to the Interest holders of the relevant Series, allocated pro rata based on the number of Interests held by each Interest holder (which may include the Managing Member, any of its affiliates and asset sellers and which distribution within a Series will be made consistent with any preferences which exist within such Series) until the Interest holders receive back 100% of their capital contribution;

b.	second, to the Interest holders of the relevant Series until each such Interest holders’ Unpaid Preferred Return (the amount of the Preferred Return (8%) accrued through such date, decreased by the amount of cash distributed to such Interest holders) has been reduced to zero; and

c.	(A) 20% to the Managing Member and (B) 80% to the Interest holders of the relevant Series, allocated pro rata based on the number of Interests held by each Interest holder (which may include the Managing Member, any of its affiliates and asset sellers and which distribution within a Series will be made consistent with any preferences which exist within such Series).

Free Cash Flow Distributions

The Managing Member has sole discretion in determining what distributions of free cash flow, if any, are made to holders of Interests of each Series. Free cash flow consists of:

•	the net income (as determined under accounting principles generally accepted in the United States of America (“GAAP”)) generated by such Series;

•	plus any change in net working capital and depreciation and amortization (and any other non-cash operating expenses);

•	less any capital expenditures related to the Collectible Assets related to such Series;

•	less any liabilities or obligations of the Series; and

•	less all costs and expenses incidental to such termination and winding as allocated to the relevant Series.

The Managing Member may maintain free cash flow funds in a deposit account or an investment account for the benefit of the Series.

Any free cash flow generated by a Series from the utilization of the Collectible Asset related to such Series shall be applied within the Series in the following order of priority:

(i)	repay any amounts outstanding under Operating Expenses Reimbursement Obligations including accrued interest;

(ii)	payment of the Management Fee; and

(iii)	creation of such reserves as the Managing Member deems necessary, in its sole discretion, to meet future operating expenses.

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Managing Member’s Interest

At the closing of each offering, and unless otherwise set forth in the applicable Series designation, the Managing Member shall acquire a minimum of 0.5% of the Interests sold in connection with each offering, of which the Managing Member may sell all or any portion from time to time following the closing of such offering.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

Activities for the year ended December 31, 2022 were directed to raising gross proceeds, preparation and filing for the Regulation A offering and commencing operational and financial reporting. Members’ equity for the Company and the Series consists of membership contributions and accumulated deficit.

Membership contributions are made to a Series from a successful closing of an offering and are calculated by taking the amount of membership Interests sold in an offering, net of brokerage fee, custody fee and sourcing fee. In the case of a particular offering, the brokerage fee, the custody fee and sourcing fee (which may be waived by the Managing Member) related to the offering are paid from the proceeds of the successfully closed offering. These expenses will not be incurred by the Company, the applicable Series or the Managing Member, if an offering does not close as of the end of the current period. The membership interests that are issued by each individual Series do not provide the investors with any voting rights in the Series other than those that will be detailed in the Company’s operating agreement. All of the control and operating decisions relating to the operations of a Series are held by the Managing Member in accordance with the terms to be specified in the operating agreement.

The Company’s activities for the year ended December 31, 2022, have focused on establishing an escrow account for investor deposits, engaging a broker of record, Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to act as the broker-dealer of record in connection with its offering, marketing the Series, raising gross proceeds, commencing operational and financial reporting, and preparation and filing for the Regulation A offering.

Series Argyle 01 has contracted with North Capital to escrow funds deposited by investors in the offering until such time as the total minimum, which for this Series is $350,000, has been collected.

During the year ended December 31, 2022, 341 membership interests of Series Argyle 01 were subscribed for gross proceeds of $68,200 under the Regulation A offering, and incurred offering cost amounting to $682. As of December 31, 2022, the $68,200 members’ contributions were not yet closed out of escrow and therefore were recorded as escrow receivable in the consolidated balance sheet.

NOTE 6: RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. The Company adopted the standard, effective as of January 1, 2022, and the adoption of such standard had no impact on the Company’s financial statements.

The Company does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

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NOTE 7: COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with and does not know of any pending or threatened litigation against the Company or the Managing Member.

NOTE 8: SUBSEQUENT EVENTS

Series 01 Argyle Offering Closing

On December 21, 2023, the Managing Member purchased 1,409 membership interests of Series Argyle 01 for $281,800. The Series Argyle 01 offering was closed on December 22, 2023.

Management Evaluation

Management has evaluated all subsequent events through March 13, 2024, the date the consolidated financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these consolidated financial statements and Series’ financial statements.

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Item 8. Exhibits

The documents listed in the Exhibit Index of this Annual Report are incorporated by reference or are filed with this Annual Report, in each case as indicated below.

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1*	Certificate of Formation of LUXUS Argyle LLC
2.2*	Limited Liability Company Agreement of LUXUS Argyle LLC
2.3*	Series Designation of Series Argyle 01
6.1*	Purchase Agreement – Series Argyle 01
6.4*	Assignment of Bill of Sale Series Argyle 01

* Incorporated by reference from the company’s previous filings on the Form 1-A (File No. 024-11827)

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SIGNATURES

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

LUXUS ARGYLE LLC
By: Luxus Alternatives Inc., its Managing Member

By:	/s/ Dana Auslander
Dana Auslander Chief Executive Officer

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

SIGNATURE		TITLE	DATE

Luxus Alternatives Inc.

By:	/s/ Dana Auslander	Principal Executive Officer and Principal Financial and Accounting Officer	March 28, 2024
Name: Dana Auslander
Title: Chief Executive Officer

Luxus Alternatives Inc.

By:	/s/ Dana Auslander	Managing Member	March 28, 2024
Name: Dana Auslander
Title: Manager

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